FinLitX

FinLitX is positioning itself to lead the $10 trillion EdTech industry into the digital age. With Financial Literacy as the primary course, FinLitX uses Artificial Intelligence and autonomous learning to reduce costs and help students achieve the best learning outcomes.


FinLitX
Global LMS
Financial Literacy
Artificial Intelligence
Socio Economic Platform
Global Environmental Impact
Wealth Building Application

Invest

$100 minimum investment

DEADLINE: December 15, 2023

in 17 days

SHARE PRICE

$5

TOTAL RAISED

$10,010

VALUATION

$7,625,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Delivered through a global online platform, FinLitX Global Corporation provides financial literacy and life skill learning using artificial intelligence, autonomous machine learning, gamification and a generous reward system.

Our leadership team has more than 75 combined years experience in successful corporate management and scaling.

The FinLitX Platform aims to fill the greatest education gaps confronting both university and non-university education systems.


HOLONIQ. GLOBAL IMPACT INTELLIGENCE
HolonIQ
Digital adoption remains the key challenge for universities, with increased focus on longer-term strategy.
What are the biggest challenges facing your institution / higher education right now?


Universities
Non Universities
2021 Survey
2022 Survey
2021 Survey
2022 Survey
Digital adoption
50%
69%
77%
72%
Budgets/funding cuts
38%
48%
44%
40%
Changing workforce needs
36%
37%
54%
60%
Student access to education
37%
34%
47%
43%
Student retention
38%
30%
25%
34%
Student academic outcomes
19%
29%
22%
26%
Low student enrolments
41%
28%
41%
30%
Student employability
20%
18%
41%
45%
Unfavorable regulation
20%
18%
24%
26%

Source: HolonIQ

PROBLEM

Financial illiteracy is a socio-economic problem facing the world's population today. Lack of financial management skills can be directly related to food insecurity, malnutrition, childhood obesity, mental health problems, higher debt, child and adult delinquency, increased crime, higher prison populations and early death.

With states now requiring students to be given some form of financial literacy education, and a growing global demand, school systems fail to have the qualified teachers or space to offer a high level accredited program. Children continue to suffer.

Globally, financial illiteracy can contribute to poverty, lack of healthcare access, increased disease, environmental and community change. Yet, U.S. Citizens should not be fooled. **The U.S. adult financial literacy level at 57% is only slightly higher than that of Botswana, whose economy is 1,127% smaller.**

SOLUTION

FinLitX is building a cloud-based Financial Literacy platform that is designed to allow school systems to offer curriculum at scale, and consumers to achieve financial literacy through an app download. Below is an actual picture of the completed MVP - Minimum Viable Product.

The FinLitX platform was curated in artificial intelligence, deep predictive learning, and advanced multi-language processing. Our platform plans to allow large learning institutions to scale to simultaneous individualized instruction in the thousands; a major problem facing education systems, specifically how to reduce cost, increase the quality of education, and at the same time scale to service the projected 18% increase through 2030.


FinLitX
350 RTPx
Token value
15
Rewards
Level 1
Beginner
Marketplace
Exchange
Amy Thompson
amythompson@gmail.com
Financial Literacy
Accredited Course
Favored by High School, College, and Learners of all ages
The financial scene of the world is changing. It has never been more important to be financially literate, to develop high values, credit scores, save for the future, and learn how to avoid money mistakes. This course is designed to help learners achieve financial literacy and prove successful in life.
Course Length
6 Modules
Time Per Module
7-10 hrs
Reward
Grad Credit & 1k pts
What You Will Learn In This Course
Module 1: Money and Assets – What are they? How can they help us?
Module 2: Credit, Credit Scores and Wise Borrowing
Module 3: Investing For a Secure Future, Saving, Diversification
Module 4: How to Invest with Stocks, Bonds, Options, Crypto Currency
Module 5: Asset Protection, Insurance, Risk vs Benefits
Module 6: Economics, Taxes, Net Worth and Philanthropy
This is a gamified course, as you progress through this course, you can earn value rewards including scholarships, crypto currency, prizes, reward points and a valuable Certificate of Achievement.
Start Course
0:56:12
1:30:00

SUCCESS TO DATE

We have received extraordinary acceptance from school districts and institutions across the United States and abroad, including:

- **New York City Department of Education/High School of Fashion Industries.**
  At the beginning of the Covid-19 outbreak, FinLitX successfully launched its Financial Literacy product "Get On the Road to Prosperity" offline learning system to the High School of Fashion Industries, New York City, and became an approved Vendor to the New York City Department of Education.
- **Community College of Philadelphia with thousands of enrolled students.**
  FinLitX has completed a beta test with CCP and is pending a formal contract to launch for the 2023-2024 school year.
- **FinLitX has signed a national marketing agreement with Prosperity Nation, a not-for-profit organization dedicated to advancing the socio-economic standing of youth on a global scale.** This partnership allows Prosperity Nation members to utilize and promote the FinLitX platform to its affiliates on a discounted basis and on scale. Watch Kenny Smith's, NBA (National Basketball Association) Analyst, endorsement of Prosperity Nation.

BUSINESS MODEL

FinLitX is pre-revenue. The FinLitX Platform business plan diversifies potential revenue into six revenue streams. These revenue streams may be generated from B2B, B2C, Government and Institutional contracts.


6 Revenue Streams
- Institution License Fees
- App Download Fees
- Affiliate Revenue
- Product Placement Ad Revenue
- Data Management Revenue
- Gov't and NFP Sponsorship Revenue
FinLitx

MARKET

The global education market is set to reach at least $10T by 2030 as population growth in developing markets fuel a massive expansion and technology integration.

With nearly 116,000 schools within the United States, most of which still use offline in-classroom teaching methods, a massive technology transformation is presently underway to enable schools to reduce costs and scale for continual growth.

The next decade may see an additional 350 million post secondary graduates and nearly 800 million more K12 graduates than today. Asia and Africa are the driving force behind the expansion. The world needs to add 1.5 million teachers per year on average, approaching 100 million in total in order to keep pace with the unprecedented changes ahead in education around the world.

PRESS

- **The Daily Scanner**
  How D. Alexis Samuels and FinLitX are Modernizing Financial Literacy for Student Achievement
- **Spreaker from iHeartMedia**
  D. Alexis Samuels Educating Live
- **Crypto Current from Apple Podcasts**
  D. Alexis Samuels Shares Financial Literacy for a Digital World with FinLitx

TEAM



D. Alexis Samuels

Founder and CEO

Mr. Samuels is the founder of Brain Game LS (Learning Systems). He brings 30 years business management experience to Brain Game LS. Prior to founding Brain Game LS, Mr. Samuels served as President of Commerce America Bank, and Executive Vice President of Vanguard Asset Group, both Financial Services Companies. Mr. Samuels successfully invented products for Nuskin USA a Billion-Dollar publicly traded firm, and launched successful business ventures with the late Lee Iacocca, former Presidents of Ford and Chrysler Motors.



Natasha Seay

COO

Ms. Seay joined Brain Game Learning Systems in 2014 after serving as General Manager of Client Relations at Doral Arrowwood. Ms. Seay also served as Quality Control Director at Philips-Microswitch. Natasha is a native of Louisiana and currently calls Brooklyn, New York her home.



Harold T. Epps

Corporate Advisor

Harold T. Epps is a business leader with over 35 years of corporate experience in providing high performance products and solutions for complex and compliance-driven industries. Most recently, Harold Epps served as Director of Commerce for the City of Philadelphia. Mr. Epps also served as Vice-Chairman of the Board of PRWT Services and served as PRWT's President and CEO from 2007 to 2014. Prior executive roles include Quadrant, Menasha Corporation, and Polaroid.



Dr. Jeffrey Gardere, PhD and Clinical Psychologist

Dr. Jeff Gardere, PhD, "America's Psychologist", Corporate Advisor

Dr. Jeff Gardere, PhD is the Course Director of Behavioral Medicine at Touro College of Osteopathic Medicine in New York City. Dr. Jeff, better known as "America's Psychologist", is also a prolific author of four books and a contributing author of a half-dozen books including the brand-new, "The Causes of Autism". In addition to being a respected academician, Dr. Jeff has been a contributor to the FOX network, the Today Show, MSNBC, and CNN. Dr. Jeff was the host of VH1's Dad Camp, and recently was the psychologist on The Housewives of Atlanta. He is also the aftercare coordinator and psychologist for Lauren Lake's Paternity Court.





Terrence Roberts, PhD

PhD in Technology and FinLitX Supervisor of Technology

Terrence Roberts, PhD has more than 25 years of experience as technology lead with various companies as Kristine Fallon Associates, Vanguard Technology Group, Chicago Board of Education, LEARN Charter School Network, Synch-Solutions and others. Mr. Roberts received his PhD and a BA in Technology from Kendall College.

Joe Tuan

Top Flight Apps, CEO and FinLitX App UI/UX Developer

Joe Tuan has more than 15 years' experience in application development, as founder of Topflight Apps, and CEO and Founder of SoberBuddy and HealClick. Mr. Tuan has led the development of apps that have generated over $500 million and continues to expand. Joe Tuan is a resident of Irvine, California.

USE OF PROCEEDS

If the offering's maximum amount of $107,000 is raised:

Use	Value	% of Proceeds
Beta Test	$15,000	14.0%
Marketing & Sales	$86,757	81.1%
Intermediary fees	$5,243	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in FinLitX Global Corporation. This offering must raise at least $10,000 by December 15, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. FinLitX may issue additional securities to raise up to $107,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,546,400 shares
× $5 per share

$7,732,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on October 17, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Oct 31, 2023 FinLitX Global Corporation [FGC] is happy to...

Oct 17, 2023 Primary offering of 21,400 shares at $5

Oct 17, 2023 Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post